CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Reed’s, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to Reed’s, Inc. Amended and Restated 2017 Incentive Compensation Plan of our report dated April 1, 2019, relating to the financial statements of Reeds, Inc. as of December 31, 2018 and 2017 which appear in Reeds, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on April 1, 2019.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Los Angeles, California
January 8, 2020

1925 Century Park East ● Suite 1120 Los Angeles ● California 90067 Telephone: 310.601.2200 Fax: 310.601.2201 www.weinbergla.com	Other Offices: Boca Raton, Florida Wanchai, Hong Kong P.R.C.